Exhibit 99.1

Company Contact:

Dunnan D. Edell

Chief Executive Officer

800 524-2720

FOR IMMEDIATE RELEASE

CCA INDUSTRIES, INC. REPORTS FISCAL 2012 THIRD QUARTER RESULTS

East Rutherford, NJ, October 15, 2012: CCA Industries, Inc. (NYSE Amex: “CAW”) announced today its results for the third quarter ended August 31, 2012.

The Company reported total revenues for the third quarter ended August 31, 2012 of $14,003,207, an increase of 14.5%, as compared to total revenues for the third quarter ended August 31, 2011 of $12,228,988. Net income for the third quarter of fiscal 2012 was $428,747 as compared to net income of $399,294 for the same period in fiscal 2011. Basic and fully diluted earnings per share for the quarter were $0.06, as compared to $0.06 for the same quarter last year. Total revenues for the nine months ended August 31, 2012 were $42,401,926, an increase of 12.5%, as compared to $37,685,408 for the same period in fiscal 2011. Net income for the first nine months of fiscal 2012 was $818,381 as compared to $495,131 for the same period in fiscal 2011. Basic and fully diluted earnings per share for the nine months ended August 31, 2012 were $0.12, as compared to $0.07 for the same period in fiscal 2011.

“The growth of topline revenue and positive net income has been driven by the Nutra Nail Gel Perfect, Sudden Change and Bikini Zone brands,” stated Dunnan D. Edell, President and Chief Executive Officer. “Our expanded advertising and marketing strategies have lifted the business and we will continue this direction to build our brands to further enhance shareholder value,” continued Dunnan D. Edell.

CCA Industries Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus White” toothpastes and teeth whiteners, “Mega-T” diet supplements, “Mega-T” Green Tea gum and mint products, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Gel Perfect” UV free gel color, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, “Cherry Vanilla” fragrances, “Solar Sense” sun protection products, “Hair Off” hair removal and depilatory products, “Wash ‘N Curl” shampoos and conditioners, Lobe Wonder Earlobe Patches, Eyeboutique Shadow Shields and “Pain Bust RII” an analgesic product.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially, from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CCA INDUSTRIES, INC.

THIRD QUARTER

Three Months Ended	August 31, 2012	August 31, 2011
Revenues	$14,003,207	$12,228,988
Net Income	$428,747	$399,294
Per Share Earnings
Basic	$0.06	$0.06
Diluted	$0.06	$0.06
Weighted Average
Shares Outstanding
Basic	7,054,442	7,054,442
Diluted	7,054,442	7,054,442

Nine Months Ended	August 31, 2012	August 31, 2011
Revenues	$42,401,926	$37,685,408
Net Income	$818,381	$495,131
Per Share Earnings
Basic	$0.12	$0.07
Diluted	$0.12	$0.07
Weighted Average
Shares Outstanding
Basic	7,054,442	7,054,442
Diluted	7,054,442	7,054,442